Exhibit 10.109.1
Building: 121.01
Lessee: 052.02

COMMERCIAL LEASE

BY AND BETWEEN THE UNDERSIGNED:

CLEMENT, S.A.R.L Office with 200,000.00 FRANCS in capital, represented by Mr. Yves CLEMENT, with corporate headquarters at 9 rue de la Tremoille - 75008 PARIS, acting in his capacity as Property Administrator of the building located at ASNIERES (92600) -- 107, Quai du Docteur Dervaux, on behalf of the jointly owned SCI DERVAUX DUCHESNAY and SCI FlNMMOBI,

Hereinafter "THE LESSOR"

PARTY OF THE FIRST PART

and the company, NICKEL S.A. with 180,000 EUR in capital, with corporate headquarters at 111/113, rue Anatole France 92300 LEVALLOIS, registered with the R.C.S. of NANTERRE B 403 884 109 (1996 BO1841), SIRET 403 884 10900014 - APE 523 A - and represented by the President of the its Board of Directors, Monsieur Philippe DUMONT,

Hereinafter "THE LESSEE"

PARTY OF THE SECOND PART

WHICH HEREBY AGREE TO THE FOLLOWING:

The Lessor hereby grants the lease to rent, in accordance with the decree dated September 30, 1953, the Lessee accepts the buildings that are hereafter indicated:

ARTICLE 1 - DESIGNATION

In a building located at ASNIERES (92600) -107, Quai du Docteur Dervaux, existing locales on the 5th floor, with a surface area of around 160 square meters, located facing Duchesnay Street and in particular, directed towards the interior courtyard, the whole of which is serviced by:

- Main Staircase,
- Elevators (2),
- Common area sanitary facilities on the 5th floor,

The aforementioned locales shall be deemed to be, to continue to and to entail, noting herein any error, either in designation, or in the configuration of the locales stated hereafter, or in the establishment or the drafting of the plans, as annexed to these presents, and heretofore shall not be subject to any recourse or complaint from the Lessee, of which he has declared to possess perfect knowledge.

ARTICLE 2 - TERM

This lease is hereby granted for the term of nine full and consecutive years, which shall commence on ~~March 16, 2001~~ April 1, 2001 (handwritten) and shall end on ~~March 15, 2010.~~ March 31, 2010 (handwritten)

CLEMENT OFFICE
 Property Administrator
9, rue de Tremoille - 75008 PARIS

However, in accordance with Article 3-1 of September 30, 1953, the Lessee shall have the ability to end the lease at the time of expiration of one or the other of the two three year periods, by notifying the Lessor regarding the purpose and any considerations by registered letter with acknowledgement of delivery at least six months before the expiration of the three year period in progress.

ARTICLE 3 - PURPOSE OF THE RENTED LOCALES

The locales presently rented shall be used EXCLUSIVELY as offices

For activity involving the: ADMINISTRATION OF THE BUSINESS (SALE OF COSMETIC AND PERFUME PRODUCTS FOR BEAUTY INSTITUTES, SALES AND HEALTH PRODUCTS).

The present location is considered to be indivisible and is of a commercial nature in its entirety.

The Lessee may not demand any exclusivity or any reciprocity from the Lessor regarding the other lessees or occupants of the building.

Furthermore, the Lessor retains the right to lease or to dispose of the other locales remaining in the building as he sees fit and to whom he pleases, whether they be of a bourgeois, professional, commercial, or industrial nature.

ARTICLE 4 - OBLIGATIONS AND CONDITIONS

This lease is granted and is accepted under ordinary and similar legal obligations, clauses and conditions, and in particular the following clauses that the Lessor shall be liable to carry out and accomplish, whether or not they may be legal or of usage, to wit:

1 - Possession - Usufruct:

The Lessee shall take possession of the locales in the state in which they are found at the time of entry into usufruct after the work as agreed upon and hereto attached has been completed, and may not be able to demand any other work for repairs or retrofitting, of any nature whether it be minimal or not, from the Lessor.

If one of the parties so requires, an inventory shall be drawn up, within fifteen days of taking possession, by the architect or any other agent of the Lessor, to the satisfaction of both parties and at the expense of the Lessee. Said inventory shall remain attached and annexed to these presents.

The Lessee shall maintain the locales rented in constant use, without ever ceasing to fulfill the purposes above indicated and to make sure the locales rented are continuously decorated with furniture, furnishings, and merchandise in sufficient quantity and value to cover the fulfillment of all the conditions of the lease and of the payment of the rent and incidental expenses.

The Lessee must provide good administration of the locales and must do so until the lease term ends, always maintaining them in good repair. Throughout the term of the lease, the Lessee shall not be able to require any repair work, remodeling or transformation or upgrading. The Lessee may not disturb the tranquility or the enjoyment of the other tenants in the building and must take all precautions and make any arrangement necessary to avoid noise, odors and any type of vermin, etc. ... and generally speaking avoid any and all annoyances.

He must take care to comply strictly with the provisions of all police regulations, especially those concerned with hygiene, health and security.

Concerning the operation of the Lessee's activities within the locales, the Lessee must comply with all applicable legal and administrative provisions and regulations.

The Lessor shall support all activity as defined by Article 606 of the Civil Code.

2 - Alterations and Improvements:

The Lessee shall at his own expense, carry out the work involved in alterations, improvements or changes in layout necessary to the exercise of his activities, and in particular those accomplished prior to taking possession of the locales, as regards partitioning.

Hereafter, without prior written consent from the Lessor, the Lessee he may not carry out any construction, demolition or perforation of walls, partitions or openings, or any change in the layout within the locales.

In the event that authorization is obtained, this work may take place under the following conditions:

- The Lessee shall personally handle and obtain all necessary administrative authorizations and especially those involving the construction permit.

- The Lessee must carry out the aforementioned work under the surveillance of the building architect or other technicians chosen by the Lessor and all fees shall be the responsibility of the Lessee.

All related work that follows or arises as a consequence of these alterations, improvements or changes in layout, shall also be the responsibility of the Lessee.

Any work that may be carried out by the Lessee, shall become at the end of the lease, property of the Lessor and this, without compensation, unless the latter prefers to require the re-establishment of the locales to their original state at the expense of the Lessee, which the Lessor shall always retain the right to require.

3 - Maintenance - Repairs:

The Lessee shall maintain in good condition and at his own expense, the entirety of the various locales rented, such as, the doorways, which should be painted as often as is necessary. The Lessee shall support all repairs that may become necessary in consequence of any deterioration which result from the Lessee's use or that of his staff or clientele.

The Lessee must maintain and replace, as necessary, through the Lessor's contractors and at his entire expense, all installations of his personal use and in particular the pipes, devices, water and gas spigots, wiring, drains and electrical devices, air-conditioning and lighting equipment, seating, basins, lavatory, sink, wash-basin findings, siphons, blinds, shutters, casements, door hardware, locks, glass, parquet flooring squares, tile, floor coverings, woodwork to the extent that it exists in the rented locales.

The Lessee shall be responsible for all accidents caused to and by said objects. The Lessee must take all practical precautions against freezing.

In any case, the responsibility for any consequences that may arise due to the execution or non-execution of the work in a timely fashion shall be incumbent upon the Lessee.

4 - Repairs and Work on the Building and on the Rented Locales:

The Lessee shall bear all encumbrances caused by the above, such as repairs, reconstruction, the addition of new stories to the existing building and any work carried out in the building, and shall not be able to request any compensation or reduction in rent whether the duration be great or small, notwithstanding Article 1724 of the Civil code, even though the latter may exceed forty days.

The Lessee shall immediately notify the Lessor, with written confirmation, of all repairs, at the expense of the latter, which shall be his responsibility to report under penalty of being responsible for all problems that may result from his silence or delay in reporting same.

The Lessee must file, without delay, together with the cost, all formwork, decoration, as well as installations or removal of same, to be performed that may prove useful for research and repair in the event of leakages of any kind, or of cracks in smoke or ventilation channels, especially after a fire or smoke damage from a fire, and in general to perform restoration, any improvements, signs and other items the removal of which might be useful for the performance of the task.

The Lessee must also tolerate any disturbance of his usufruct right which might result from all work of common interest to the parties, deemed necessary for their improvement and for the organization of private parties in the building as well as those that may be performed on the public thoroughfare or in neighboring structures, from which a disturbance may arise.

5 - Insurance

During the course of the lease, the Lessee must ensure that its furniture, materials and goods remain constantly insured with a solvent company against fire, explosion, water damage and all other risks, and must provide evidence of such at the time the lease is signed.

Moreover, it shall insure the owner's risks and recourse of neighbors. The Lessee shall provide evidence of these insurances with receipts of the premiums at the request of the Lessor.

The Lessee must immediately inform the Lessor of any damage or deterioration happening in the rented locales, even when it is not the result of any apparent damage and under penalty of being personally held responsible to repay the amount spent for the direct or indirect damage to him as a result of the disaster and in particular to be responsible due to his failure to notify his insurance company in a timely fashion of the aforesaid damage.

The Lessee shall repay all premiums and extra premiums which may be claimed by the Lessor due to this event.

By express agreement, all compensation due the Lessee from all insurance companies in the matter of damage to the owner, and for any other reason, shall be made payable to the owner. These presents shall be binding, regarding the need, to deliver up to the total amount that may be due.

6 - Levies, Taxes and Expenses

The Lessee shall pay the exact amount of all levies or taxes generally incumbent upon owners or release from operation the rented locales in such a way that the Lessor never need be disturbed or need to seek thereafter and must pay his property and personal taxes, professional taxes, taxes on garbage collection, office taxes and all other levies and taxes for which the Lessor might be responsible, although unspecified, including any land tax.

He must verify to the Lessor said payment upon request and especially at the end of the lease term before removing any furnishings.

The Lessee shall also be held responsible for all new taxes that may be created expressly for owners and that may be levied on the locales rented.

The Lessee shall reimburse the Lessor for ownership taxes and those levied upon any other benefits or supplies, maintenance charges for the parties who share the building, as well as charges for heating and the elevator, air conditioning and the building's gardening fees, if these are available, and which are applicable.

The Lessee shall likewise reimburse the Lessor for the sundry benefits and supplies provided by private parties the use of which the Lessee enjoys. heating, hot and cold water usage and air conditioning charges for the rented locales, if they are available, as well as the charges for all other individual supplies provided to the Lessee.

The division of the charges shall be made in harmony with the division provided for in the building by Cabinet DUMAS, Geometrician, in July, 2000, which charges have been temporarily estimated at 75,000 Francs per annum.

The above mentioned payment shall be carried out as follows:

- payments in the form of installments into four temporary quarterly accounts which shall correspond to one fourth the estimated annual amount and that shall be paid at the same time as the rent, that is to say: 18,750 Francs.

- the balance shall be established annually. Additional possible installments must be paid by the Lessee within ten days of receiving the notification of cost.

If the account shows a balance after the total of the installments previously paid have been made, this remaining amount shall be credited to the following quarterly installment.

7 - Miscellaneous Dispositions:

The identification of the tenant within the building shall be placed by the Lessor at the expense of the tenant and following the standards of the building.

In any event, the Lessor shall not be held responsible for the state and the functionality of these installations if a concessionary company requests modifications or work of any kind therein. The Lessee must have these carried out at his own expense.

The Lessee shall not be able to make any Claim for irregularities, interruptions in water, gas, electrical, compressed air, telephone service, or any other kinds of services that might exist or be installed in the original building, either due to orders from the administration in residence, or because of work or of repairs, or for any other reason.

If the Lessor becomes obligated to pay any amount whatsoever due to acts of the Lessee, the Lessee shall be responsible for refunding the amount to the Lessor without delay.

The Lessee shall likewise be responsible for his own personal business matters without recourse against the Lessor, for all deterioration in the rented locales in the event of disorder, riots, strikes, civil war, as well as disturbances of usufruct that might result from these.

If the rented locales were to become completely and utterly destroyed through an event outside the control of the Lessor, this lease shall be terminated immediately, with no compensation.

In the event of a partial destruction, this lease may be canceled without compensation upon the request of one or the other parties notwithstanding Article 1722 of the Civil Code, but without prejudice to the Lessor and his possible rights against the Lessee if the destruction may be attributed to the latter.

It is forbidden for the Lessee to:

- obstruct or occupy, even temporarily, portions of the building not included/covered by the present lease;

- place any object against the windows, doors, exterior walls or in the common areas: signs, advertising posters or any other object that, in a general manner, brings apprehension for the security of the occupants or for third parties as well as the interior or exterior appearance of the building;

- use slow combustion equipment or equipment that produces noxious gases;

- place any object on the floor that weighs more than the floor is normally able to support.

The Lessor may in no instance and for no reason be held responsible for robberies, malicious or criminal acts of which the Lessee may become victim within the rented locales. The Lessee must make his own arrangements in the manner he deems most convenient for security and surveillance of the locales rented to him.

In the event that the present lease becomes the object of registration of preferential rights, the Lessor must be notified of this forthwith by an extra-judicial act filed by the Lessee within fifteen days of filing at the latest.

In the event of a lengthy absence, the Lessee must surrender the keys to the locales to some other person residing in Paris whose address must be made known to the Lessor and to the manager of the building and who shall be authorized to enter the locales during this absence, in order to avoid emergencies or if entry into the locales is unavoidable due to a fire or to eliminate the cause of a flood, etc.

If the Lessee, or the person designated by the Lessee cannot be reached, the Lessor or his Manager are hereby legally authorized, if they consider it in the interest of the contractors, to have the door opened by a locksmith with no other formality but to advise the Lessee of this as soon as possible.

It is expressly stated that in no case shall the Lessor be held responsible for robberies or other malicious or criminal acts committed within the rented locales and that may occur as a consequence of remitting the keys to a third person.

In the event of the death of the Lessee, if the Lessee was found to be in the process of a transfer to a physical person, there must be solidarity and indivisibility amongst his heirs or his representatives, regarding the payment of the rent, as well for charges and incidental costs, and for the fulfillment of the conditions of this lease which must occur with no discussion.

8 - Agreement:

The Lessee shall bear the personal responsibility of obtaining all necessary administrative authorizations as set forth in the Decree from October 24, 1967, Articles R510-1 and those following of the Urban Code and all subsequent texts.

In no case shall the Lessor be responsible for any refusal, cancellation or any modification of the agreement.

In particular, this lease shall not be cancelled and shall continue to be in effect especially regarding payment of the rent, charges, levies and taxes and expenses.

ARTICLE 5 - TRANSFER, SUB-LEASE

Total or partial subleasing is strictly prohibited, unless prior written express authorization has been obtained from the Lessor who shall, in the event of a refusal, not be required to provide a reason.

In the event that the authorization is obtained, the Lessor must be called to participate in the act, of which a copy shall be supplied him at no cost.

The Lessee shall interact with his sub-leaser in order to make sure all the clauses of this lease are fulfilled, in such a way that the Lessor will never have anything to do with the sub-leaser.

The Lessee may not transfer his right to the present lease if it is not in its entirety to his successor in business. In this case, he must effect the transfer before a Notary Public and in the presence of the Lessor who shall be duly called and shall not simply reiterate the lease transfer.

A first authentic copy of the instrument of transfer shall be delivered to the Lessor at no cost to be used by him as executory formula with regard to the transferee.

No transfer may take place if any rent, charges, etc. are outstanding and owed to the Lessor.

The Lessee must jointly and severally remain as guarantor to the sub-leaser for the payment of the rent and of any incidentals, which have fallen due or will fall due and to the fulfillment of the conditions of this lease

ARTICLE 6 - VISITS TO THE RENTED LOCALES

The Lessee shall permit the Lessor, his representatives or his architect and all contractors and laborers, to enter the rented locales to visit, repair and maintain the building.

Within six months before the lease expires, or before one or the other of the two three year periods expires, the Lessee must allow all people bearing authorization from the Lessor, to visit the rented locales during non-holidays from 9:00 a.m. to 12:00 noon and from 2:00 p.m. to 5:00 p.m.

He must, during that same time-frame, allow the Lessor to post a notice or a sign indicating that the locales are up for rent. The same right to visit and show the locales shall exist at all times in the event that the rented locales are put up for sale.

ARTICLE 7 - REMITTANCE OF THE KEYS

The Lessee shall turn over the keys to the locales the day in which this lease expires or the day he moves if this precedes it, notwithstanding all time requested as a favor, for use or tolerance

The remittance of the keys or their acceptance by the property owner shall not afford an attempt on the right to hold the tenant responsible for the cost of repairs of any nature to which the tenant is held according to the law and the clauses and conditions of this lease.

ARTICLE 8 - LIMITS

It is hereby legally agreed upon that all limits on the part of the Lessor relative to the clauses and conditions above expressed, those that have been in reference to frequency and duration, shall never and in no case be considered as worthy of modification or suppression of these clauses and conditions nor do they generate any rights of any kind, unless with the express and written consent of the Lessor. The Lessor shall always have the right to terminate.

ARTICLE 9 - RENT

VAT Option:

The Lessor hereby declares to have opted to impose the Value Added Tax (VAT) to the rent. Consequently, the rent shall include the addition of the VAT.

Annual Rent:

This lease is granted and is accepted on the basis of an annual principal rent of 288,000 Francs, payable quarterly and in advance, to include the VAT and charges.

Methods of Payment:

The Lessor shall mail to the Lessee, fifteen days before the expiration of the rent period, a payment notice. The Lessee must make each rent payment in such a way as to have the funds available on the same day the payment arrives in the Bank account.

Conventional Revision of the Rent:

The parties hereby expressly agree that the above mentioned rent shall be indexed based on the National Quarterly Index of Construction Costs published by the INSEE (Series France based on 1.00 in the 4th quarter 1953).

The rent will be revised every year on April 1st, and for the first time on March 16, 2002 according to the fluctuation of said index, the basic index being that of the 3rd quarter 2000 (that is to say, 1093) and the revision index shall be that of the 3rd quarter of the calendar year preceding the revision due date.

For subsequent revisions, the retained index will be compared with the preceding reevaluation and the corresponding index, normally published on the day of the revision.

If, for any reason whatsoever, this index were to become inapplicable, it would be replaced by an equivalent index set by law and failing this, it shall be selected either by friendly means, or by arbitration.

This clause constitutes a determining reason for this contract without which the Lessor would not have entered into this contract, which has been expressly accepted by the Lessee.

ARTICLE 10 - LATE PENALTY

It is expressly agreed that in the absence of payment of the rent and incidentals, in particular of the rental costs, on the agreed upon dates, interest shall immediately be assessed at the statutory rate beginning with the expiration date of the term, and, as interest on arrears, the present clause shall not in any case constitute a term, nor shall it obstruct the Resolutory Clause as stated hereafter.

ARTICLE 11 - SECURITY DEPOSIT

To guarantee fulfillment of this lease, the Lessee has paid at this time, the sum of 133,200 FRANCS, corresponding to three months of principal rent to the Lessor, who hereby acknowledges same, as a guarantee of rent payment, of proper fulfillment of the clauses and conditions of this lease, of repairs and of any amount due by the Lessee for which the Lessor might hold the Lessee responsible.

In the event of modification of the rent, it will be lowered or raised in such a way as to always be expressed as the amount corresponding to one quarterly payment of principal rent.

ARTICLE 12 - SPECIAL CONDITIONS

This lease is established under the two following express and precedent conditions:

a) A First Demand Bank Guarantee shall be established, by March 31, 2001, at the latest, in the total amount of 150,000 Francs, indexed in the proportion due for the annual revision of the rent; this First Demand Bank Guarantee will remain during the entire duration of the lease and of non-renewal.

b) The payment of the rent shall be required to be effected beginning April 1st, 2001, by Bank wire transfer, through joint bank accounts between the tenant and the agent.

ARTICLE 13 - RESOLUTORY CLAUSE

It is expressly agreed that in the absence of payment of only one term of rent plus incidentals at its term, or in the absence of the fulfillment of one of the conditions of the lease, in particular those set forth in Article 5, one month after issuing a simple order to pay or summons of enforcement as notification to the Lessee, and having resulted without effect, this lease shall be cancelled automatically if the Lessor so deems, without the necessity of recording this cancellation legally.

In the event the Lessee refuses to vacate the premises, his eviction shall take place without delay, upon receipt of the simple ordinance of summary procedure rendered by the competent President of the Supreme Court and enforceable by provision notwithstanding appeal.

In such case, the Lessor reserves the right to payment of the current rent due and reimbursement by the Lessee of all expenses incurred.

ARTICLE 14 - HONORARIA

The establishment of this instrument has taken place prior to its formalization by the parties though drafting honoraria of 4,000 Francs, excluding tax, and chargeable to the Lessee who accepts this responsibility.

Article 15 - ELECTION OF DOMICILE

For the execution of these presents and any subsequent ones, including the significance of all acts, the Lessee elects for his domicile the rented locales, the Lessor his Corporate Headquarters.

Executed in Paris, in three original copies,
on March 14, 2001

The Lessor                                                                             The Lessee
CLEMENT OFFICE
Property Administrator
9, rue de Tremoille - 75008 PARIS